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                                                                EXHIBIT 10(iii)6

AMENDMENT TO 1989 INCENTIVE PLAN OF BALLY MANUFACTURING CORPORATION (THE "PLAN")




         Section 3 of the Plan was amended to increase the number of shares reserved for issuance under the Plan from 4,000,000 to 6,022,000 shares.

         The Board of Directors had also adopted an amendment which would limit the number of options, stock appreciation rights ("SARs") or options in tandem with SARs that may be granted during any one calendar year to the Company's chief executive officer and certain other highly compensated executives of the Company. The amendment states that no such executive officer may be granted options, SARs or options in tandem with SARs to acquire more than 1,000,000 shares of Common Stock during any one calendar year.

         Both amendments were approved by the stockholders of Bally Entertainment Corporation on May 17, 1994.